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                                                                 Exhibit (a)(25)

                             Salomon Smith Barney
                           Seven World Trade Center
                           New York, New York 10048

                        Track Acquisition Incorporated
                         a wholly owned subsidiary of

                        Amsted Industries Incorporated

                        Has Increased the Price of its

                          Offer to Purchase for Cash
                       All of the Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                              Varlen Corporation
                                      to

                             $42.00 Net Per Share


  THE EXPIRATION DATE OF THE OFFER HAS BEEN EXTENDED SUCH THAT THE OFFER AND
    WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
        FRIDAY, AUGUST 13, 1999, UNLESS THE OFFER IS FURTHER EXTENDED.


                                                                 August 4, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been engaged by Track Acquisition Incorporated, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Amsted Industries Incorporated, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.10 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Varlen Corporation, a Delaware corporation (the "Company"), at $42.00 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 24, 1999 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated August 4, 1999 (the "Supplement"), and the related revised (green) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   The Company has amended the Rights Agreement to provide that neither Parent nor any of Parent's "affiliates" or "associates", including the Purchaser, will be deemed an Acquiring Person and that the Distribution Date will not be deemed to occur, and that the Rights will not separate from the shares of Common Stock, as a result of the entering into the Merger Agreement, the commencement of the Offer or the consummation of the Merger.

   Tendering stockholders may continue to use the original (yellow) Letter of Transmittal and the original (blue) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or may use the revised (green) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery circulated with the Supplement. While the original (yellow) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended offer (including the amendments and supplements made by the Supplement) and will receive $42.00 for each Share validly tendered and not properly withdrawn if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer.
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   Enclosed herewith are the following documents:

     1. Supplement, dated August 4, 1999;

     2. The revised (green) Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

     3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. The revised (grey) Notice of Guaranteed Delivery;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to Citibank, N.A., P.O. Box 685, Old Chelsea Station, New York, New York 10113, the Depositary.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING
SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 8 OF THE SUPPLEMENT. THE OFFER IS NOT CONDITIONED UPON PARENT OR THE PURCHASER OBTAINING FINANCING.

   We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, August 13, 1999, unless the Offer is extended.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

   Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Supplement. Requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                                       Very truly yours,

                                       Salomon Smith Barney

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON, THE AGENT OF PARENT, THE PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE THE SUPPLEMENT OR THE LETTER OF TRANSMITTAL.